Exhibit 99.1

Star Scientific Reports NASDAQ Notification Regarding Minimum Bid Price,

Timeline for Appeal in Patent Infringement Litigation

August 30, 2007 – Petersburg, Virginia – Star Scientific, Inc. (NASDAQ:STSI) reported today that on Friday August 24, 2007 it received a deficiency letter from NASDAQ staff indicating that the company is not in compliance with the NASDAQ minimum bid rule. The letter noted that for the previous thirty consecutive trading days the company’s minimum closing bid price per share had been below the $1.00 minimum bid price requirement set forth in NASDAQ Rule 4450(a)(5). While the closing price for Star stock was at or above $1.00 on various days within the thirty trading days before August 24, there also were unmatched closing bids, reflective of the multiple exchanges participating in the NASDAQ market, below $1.00 at that time. NASDAQ defines these bids as controlling for compliance with Rule 4450(a)(5).

In accordance with Marketplace Rule 4450(e)(2), Star has 180 days, or until February 20, 2008 to regain compliance. If at any time during this period the minimum closing bid price is $1.00 or more per share for at least ten consecutive trading days, the company will regain compliance. The deficiency letter has no current effect on the listing or trading of Star Scientific shares.

The company’s stock has been trading above $1.00 per share since August 24. An aggregate 281,800 shares have been purchased by several members of the senior management team, and by one of its directors, during the trading-window period that has followed the filing of Star’s second-quarter 10-Q on August 9.

The company also reported that it expects to file the opening appellate brief in its ongoing patent infringement litigation against RJ Reynolds on or before September 10th as the brief is due on that date. Under the rules in the United States Court of Appeals for the Federal Circuit, RJR’s brief in opposition is due 40 days thereafter, and Star’s reply brief to RJR’s opposition brief then will be due within 14 days. The company expects that all briefing on the appeal should be completed by early November, and that notice of a date for oral argument will be issued shortly thereafter. An electronic version of the opening brief will be available on the company’s corporate website, www.starscientific.com, once the brief has been filed.

Star Scientific’s lead counsel for the appeal is Carter G. Phillips, Esq., managing partner for the Washington, DC office of the international law firm, Sidley Austin LLP. Mr. Phillips is one of the preeminent appellate advocates in the country and he regularly represents major corporations in high-stakes appeals before both the Supreme Court and the U.S. Courts of Appeals, including the Federal Circuit. Mr. Phillips was appellate counsel for Microsoft in the antitrust litigation brought by the U.S. Department of Justice against that company. Mr. Phillips will argue the case on the company’s behalf before the Federal Circuit Court of Appeals.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, particularly in the smokeless tobacco area, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2006, as filed with the SEC on March 16, 2007, as amended by its Form 10-K/A filed with the SEC on April 30, 2007, and other factors detailed from time to time in the Company’s other filings with the Securities and Exchange Commission, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of dissolvable smokeless tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Petersburg, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing and tobacco processing facilities in Chase City, VA and in Petersburg, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

smachir@starscientific.com

(301) 654-8300